                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __)(1)

                           United National Group, Ltd.
                           ---------------------------
                                (Name of Issuer)

                    Class A Common Shares, $0.0001 Par Value
                    ----------------------------------------
                         (Title of Class of Securities)

                                   91103X 10 2
                                   -----------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

                              (Page 1 of 24 Pages)

-----------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G             Page 2 of 24 Pages
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Fox Paine International GP, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [X]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
          NUMBER OF
            SHARES           0
         BENEFICIALLY ----------------------------------------------------------
           OWNED BY      6   SHARED VOTING POWER
             EACH
          REPORTING          1,622,725
            PERSON    ----------------------------------------------------------
             WITH        7   SOLE DISPOSITIVE POWER

                             0
                      ----------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             1,622,725
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,622,725
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       50.6% (The numerator used to compute this percentage includes 12,687,500 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                Page 3 of 24 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         U.N. Co-Investment Fund I (Cayman), L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
      NUMBER OF
       SHARES                 0
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH
      REPORTING               259,356
       PERSON         ----------------------------------------------------------
        WITH             7    SOLE DISPOSITIVE POWER

                              0
                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              259,356
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         259,356
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                        [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.9% (The numerator used to compute this percentage includes 847,625 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                Page 4 of 24 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         U.N. Co-Investment Fund II (Cayman), L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
      NUMBER OF
       SHARES                 0
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH
      REPORTING               202,728
       PERSON         ----------------------------------------------------------
        WITH             7    SOLE DISPOSITIVE POWER

                              0
                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              202,728
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         202,728
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                        [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.1% (The numerator used to compute this percentage includes 662,552 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                Page 5 of 24 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         U.N. Co-Investment Fund III (Cayman), L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
      NUMBER OF
       SHARES                 0
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH
      REPORTING               67,575
       PERSON         ----------------------------------------------------------
        WITH             7    SOLE DISPOSITIVE POWER

                              0
                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              67,575
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         67,575
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                        [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.0% (The numerator used to compute this percentage includes 220,850 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                Page 6 of 24 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         U.N. Co-Investment Fund IV (Cayman), L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
      NUMBER OF
       SHARES                 0
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH
      REPORTING               6,758
       PERSON         ----------------------------------------------------------
        WITH             7    SOLE DISPOSITIVE POWER

                              0
                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              6,758
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,758
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                        [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.1% (The numerator used to compute this percentage includes 22,085 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 7 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.N. Co-Investment Fund V (Cayman), L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
           NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
           REPORTING           6,758
            PERSON       -------------------------------------------------------
             WITH           7  SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER

                               6,758
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,758
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1% (The numerator used to compute this percentage includes 22,085 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 8 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.N. Co-Investment Fund VI (Cayman), L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            1,351
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               1,351
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,351
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0% (The numerator used to compute this percentage includes 4,417 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 9 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.N. Co-Investment Fund VII (Cayman), L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            5,000
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               5,000
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,000
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0% (Based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 10 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.N. Co-Investment Fund VIII (Cayman), L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            676
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               676
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      676
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0% (The numerator used to compute this percentage includes 2,209 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 11 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.N. Co-Investment Fund IX (Cayman), L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            2,027
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               2,027
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,027
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0% (The numerator used to compute this percentage includes 6,626 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------

 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 12 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fox Paine Capital Fund II International, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            1,070,496
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               1,070,496
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,070,496
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      42.4% (The numerator used to compute this percentage includes 10,899,051 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 13 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fox Paine Capital Co-Investors International GP, Ltd.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            552,229
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               552,229
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      552,229
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.3% (The numerator used to compute this percentage includes 1,788,449 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                 Page 14 of 24 Pages
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fox Paine Capital International GP, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [X]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
          NUMBER OF
            SHARES             0
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY        6   SHARED VOTING POWER
             EACH
          REPORTING            1,622,725
            PERSON       -------------------------------------------------------
             WITH          7   SOLE DISPOSITIVE POWER

                               0
                         -------------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                               1,622,725
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,622,725
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      50.6% (The numerator used to compute this percentage includes 12,687,500 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                  13G                Page 15 of 24 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         U.N. Holdings (Cayman), Ltd.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
      NUMBER OF
       SHARES                 0
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH
      REPORTING               1,070,496
       PERSON         ----------------------------------------------------------
        WITH             7    SOLE DISPOSITIVE POWER

                              0
                      ----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,070,496
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,070,496
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                        [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         42.4% (The numerator used to compute this percentage includes 10,899,051 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 16 of 24 Pages
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Fox Paine & Company, LLC
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [X]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
          NUMBER OF
            SHARES           0
         BENEFICIALLY ----------------------------------------------------------
           OWNED BY      6   SHARED VOTING POWER
             EACH
          REPORTING          1,622,725
            PERSON    ----------------------------------------------------------
             WITH        7   SOLE DISPOSITIVE POWER

                             0
                      ----------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER

                             1,622,725
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,622,725

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       50.6% (The numerator used to compute this percentage includes 12,687,500 Class B Common Shares, which are convertible at any time at the option of the holder into one Class A Common Share. The denominator is based on an estimated 28,255,502 Class A Common Shares outstanding, which includes 12,687,500 Class A Common Shares, which are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 17 of 24 Pages
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(a). NAME OF ISSUER:

                  United National Group, Ltd.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Walker House, 87 Mary Street
                  P.O. Box 908GT
                  George Town, Grand Cayman
                  Cayman Islands

ITEM 2(a). NAME OF PERSON FILING:

   1.  U.N. Holdings (Cayman), Ltd. ("Holdings")
   2.  U.N. Co-Investment Fund I (Cayman), L.P.
   3.  U.N. Co-Investment Fund II (Cayman), L.P.
   4.  U.N. Co-Investment Fund III (Cayman), L.P.
   5.  U.N. Co-Investment Fund IV (Cayman), L.P.
   6.  U.N. Co-Investment Fund V (Cayman), L.P.
   7.  U.N. Co-Investment Fund VI (Cayman), L.P.
   8.  U.N. Co-Investment Fund VII (Cayman), L.P.
   9.  U.N. Co-Investment Fund VIII (Cayman), L.P.
   10. U.N. Co-Investment Fund IX (Cayman), L.P.
   11. Fox Paine Capital Fund II International, L.P.
   12. Fox Paine Capital Co-Investors International GP, Ltd.
   13. Fox Paine Capital International GP, L.P.
   14. Fox Paine International GP, Ltd.
   15. Fox Paine & Company, LLC

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Reporting Persons Nos. 1-14:
                  Walker House, 87 Mary Street
                  Georgetown, Grand Cayman
                  Cayman Islands

                  For Reporting Person No. 15:
                  950 Tower Lane, Suite 1150
                  Foster City, CA 94404-2131

ITEM 2(c). CITIZENSHIP:

                  For Reporting Persons Nos. 1-14:
                  Cayman Islands

                  For Reporting Person No. 15:
                  Delaware

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 18 of 24 Pages
--------------------------------------------------------------------------------

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                  Class A Common Shares, $0.0001 Par Value

ITEM 2(e). CUSIP NUMBER:

                  91103X 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4. OWNERSHIP.

         Fox Paine International GP, Ltd. ("International GP"), as the sole general partner of Fox Paine Capital International GP, L.P. ("Capital International"), and Capital International, as the (1) the sole managing general partner of Fox Paine Capital Fund II International, L.P. ("Capital II"), and (2) the sole shareholder of Fox Paine Capital Co-Investors International GP, Ltd. ("Capital Co-Investors"), may be deemed to be the indirect beneficial owners of an aggregate 1,622,725 Class A Common Shares and an aggregate 12,687,500 Class B Common Shares of the issuer, or approximately 50.6% of those classes of common shares on a combined basis. (See subsection (a) in Item 4 for certain information regarding the Class A Common Shares and Class B Common Shares.) In addition, pursuant to a management agreement with International GP and Capital II, Fox Paine & Company LLC ("Fox Paine") acts as the investment advisor for certain of the Reporting Persons and, consequently, may be deemed to be the indirect beneficial owner of an aggregate 1,622,725 Class A Common Shares and an aggregate 12,687,500 Class B Common Shares of the issuer, or approximately 50.6% of those classes of common shares on a combined basis. International GP, as the general partner of Capital International, may terminate that management agreement at any time in its sole discretion.

         Capital II, as the majority holder of the outstanding share capital of U.N. Holdings (Cayman), Ltd. ("Holdings"), may be deemed to be the indirect beneficial owner of an aggregate 1,070,496 Class A Common Shares and an aggregate 10,899,051 Class B Common Shares of the issuer, or approximately 42.4% of those classes of common shares on a combined basis. Holdings is the direct beneficial owner of an aggregate 1,070,496 Class A Common Shares and an aggregate 10,899,051 Class B Common Shares of the issuer, or approximately 42.4% of those classes of common shares on a combined basis.

         Capital Co-Investors is the sole general partner of each of the following: (1) U.N. Co-Investment Fund I (Cayman), L.P.; (2) U.N. Co-Investment Fund II (Cayman), L.P.; (3) U.N. Co-Investment Fund III (Cayman), L.P.; (4) U.N. Co-Investment Fund IV (Cayman), L.P.; (5) U.N. Co-Investment Fund V (Cayman), L.P.; (6) U.N. Co-Investment Fund VI (Cayman), L.P.; (7) U.N. Co-Investment
Fund VII (Cayman), L.P.; (8) U.N. Co-Investment Fund VIII (Cayman), L.P.; and
(9) U.N. Co-Investment Fund IX (Cayman), L.P. (collectively, the
"Co-Investment Funds"), and as the sole general partner, may be deemed to be the indirect beneficial owner an aggregate 552,229 Class A Common Shares and an aggregate 1,788,449 Class B Common Shares of the issuer, or approximately 8.3% of those classes of common shares on a combined basis. The Co-Investment Funds beneficially and directly own an aggregate 552,229 Class A Common Shares and an aggregate 1,788,449 Class B Common Shares of the issuer, or approximately 8.3% of those classes of common shares on a combined basis, with the breakdown of such beneficial ownership as follows: (1) U.N. Co-Investment Fund I (Cayman), L.P. beneficially and directly owns an aggregate 259,356 Class A Common Shares and an aggregate 847,625 Class B Common Shares of the issuer, or approximately 3.9% of those classes of common shares on a combined basis; (2) U.N. Co-Investment Fund II (Cayman), L.P. beneficially and directly owns an aggregate 202,728 Class A Common Shares and an aggregate 662,552 Class B Common

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 19 of 24 Pages
--------------------------------------------------------------------------------

Shares of the issuer, or approximately 3.1% of those classes of common shares on a combined basis; (3) U.N. Co-Investment Fund III (Cayman), L.P. beneficially and directly owns an aggregate 67,575 Class A Common Shares and an aggregate 220,850 Class B Common Shares of the issuer, or approximately 1.0% of those classes of common shares on a combined basis; (4) U.N. Co-Investment Fund IV (Cayman), L.P. beneficially and directly owns an aggregate 6,758 Class A Common Shares and an aggregate 22,085 Class B Common Shares of the issuer, or approximately 0.1% of those classes of common shares on a combined basis; (5) U.N. Co-Investment Fund V (Cayman), L.P. beneficially and directly owns an aggregate 6,758 Class A Common Shares and an aggregate 22,085 Class B Common Shares of the issuer, or approximately 0.1% of those classes of common shares on a combined basis; (6) U.N. Co-Investment Fund VI (Cayman), L.P. beneficially and directly owns an aggregate 1,351 Class A Common Shares and an aggregate 4,417 Class B Common Shares of the issuer, or approximately 0.0% of those classes of common shares on a combined basis; (7) U.N. Co-Investment Fund VII (Cayman), L.P. beneficially and directly owns an aggregate 5,000 Class A Common, or approximately 0.0% of the Class A Common Shares; (8) U.N. Co-Investment Fund VIII (Cayman), L.P. beneficially and directly owns an aggregate 676 Class A Common Shares and an aggregate 2,209 Class B Common Shares of the issuer, or approximately 0.0% of those classes of common shares on a combined basis; and
(9) U.N. Co-Investment Fund IX (Cayman), L.P. beneficially and directly owns an aggregate 2,027 Class A Common Shares and an aggregate 6,626 Class B Common Shares of the issuer, or approximately 0.0% of those classes of common shares on a combined basis.

         International GP disclaims ownership of the Class A Common Shares and Class B Common Shares that Capital International may beneficially own to the extent of any partnership interests in Capital International that persons other than International GP hold. Capital International, in turn, disclaims ownership of the Class A Common Shares and Class B Common Shares that Capital II and Capital Co-Investors may beneficially own to the extent of any partnership or share capital interests in Capital II and Capital Co-Investors, respectively, that persons other than Capital International hold. Capital II disclaims ownership of the Class A Common Shares and Class B Common Shares that Holdings beneficially owns to the extent of any share capital interests in Holding that persons other than Capital II hold. Capital Co-Investors disclaims ownership of the Class A Common Shares and Class B Common Shares that the Co-Investment Funds beneficially own to the extent of any partnership interests in the Co-Investment Funds that persons other than Capital Co-Investors hold. Fox Paine disclaims ownership of the Class A Common Shares and Class B Common Shares that it or any of the foregoing Reporting Persons (Nos. 1-14) may beneficially own.

         Saul A. Fox, W. Dexter Paine, III, Angelos J. Dassios, and Troy W. Thacker are shareholders of International GP. In addition, the board of directors of International GP consists of Messrs. Fox and Paine, and Messrs. Fox and Paine are members of Fox Paine. In those capacities, Messrs. Fox, Paine, Dassios, and Thacker may be deemed to share beneficial ownership of the Class A Common Shares and Class B Common Shares that International GP may beneficially own, but each disclaims any such beneficial ownership, except to the extent of his indirect pecuniary ownership in such shares.

         (a)      Amount Beneficially Owned:

                  See the response to Item 9 on each of the attached cover pages.

         (b)      Percent of Class:

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 20 of 24 Pages
--------------------------------------------------------------------------------

         See the response to Item 11 on each of the attached cover pages. As stated in the response to Item 11, for purposes of calculating the percent of Class A Common Shares beneficially owned, the issuer's Class B Common Shares were included in the number of Class A Common Shares outstanding because the Class A Common Shares and Class B Common Shares have identical rights in all respects, except with respect to voting rights. While the Class A Common Shares and Class B Common Shares always vote together as a class for all shareholder matters, each Class B Common Share has ten votes and each Class A Common Share has one vote. See the introductory paragraph to this Item 4 above for information relating to each Reporting Person's (Nos. 1-15) beneficial ownership of Class B Common Shares.

         (c)      Number of shares as to which such person has:

                     (i)      Sole power to vote or to direct the vote:

                              See the response to Item 5 on each of the attached cover pages.

                     (ii)     Shared power to vote or to direct the vote:

                              See the response to Item 6 on each of the attached cover pages.

                     (iii) Sole power to dispose or to direct the disposition of:

                              See the response to Item 7 on each of the attached cover pages.

                     (iv) Shared power to dispose or to direct the disposition of:

                              See the response to Item 8 on each of the attached cover pages.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

         See Exhibit 1. In addition, Holdings and each of the Co-Investment Funds are parties to that certain Amended and Restated Shareholders Agreement dated as of December 15, 2003 (the "Shareholders Agreement") with the issuer and those trusts listed on the signature pages thereto (collectively, the "Trusts"). The Shareholders Agreement provides for a voting agreement regarding the composition of the issuer's board of directors, certain transfer restrictions on the issuer's common shares

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 21 of 24 Pages
--------------------------------------------------------------------------------

that are owned by the Trusts and Holdings, the Co-Investment Funds, and their affiliates, and certain other matters related to the disposition of the shares held by the Trusts and Holdings, the Co-Investment Funds, and their affiliates. A form of the Shareholders Agreement was filed as Exhibit 10.1 to the issuer's Form S-1/A (File No. 333-108857) filed on November 26, 2003. Holdings, the Co-Investment Funds, and their affiliates do not believe that they are part of a "group" with the Trusts for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, but reference is hereby made to any filing that the Trusts have made, or will make, under Section 13 with respect to the issuer's securities. Holdings, the Co-Investment Funds, and their affiliates make no representation regarding the completeness or accuracy of the information that is, or will be, included in any such filing by the Trusts.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  Not applicable.

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2              13G                  Page 22 of 24 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      FOX PAINE INTERNATIONAL GP, LTD.

                      By: /s/ W. Dexter Paine, III
                          ---------------------------
                      Name: W. Dexter Paine, III
                      Title: Director

                      FOX PAINE CAPITAL INTERNATIONAL GP, L.P.

                      By: Fox Paine International GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      FOX PAINE CAPITAL FUND II INTERNATIONAL, L.P.

                      By: Fox Paine Capital International
                          GP, L.P., its General Partner

                          By: Fox Paine International GP, Ltd., its General
                              Partner

                              By: /s/ W. Dexter Paine, III
                                  --------------------------
                              Name: W. Dexter Paine, III
                              Title: Director

                      FOX PAINE CAPITAL CO-INVESTORS
                      INTERNATIONAL GP, LTD.

                      By: /s/ W. Dexter Paine, III
                         -------------------------
                      Name: W. Dexter Paine, III
                      Title: Director

                      U.N. HOLDINGS (CAYMAN), LTD.

                      By:/s/ Troy W, Thacker
                         --------------------
                      Name: Troy W. Thacker
                      Title: Director

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2               13G                 Page 23 of 24 Pages
--------------------------------------------------------------------------------

                      U.N. CO-INVESTMENT FUND I (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND II (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND III (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND IV (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              ---------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND V (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2               13G                 Page 24 of 24 Pages
--------------------------------------------------------------------------------

                      U.N. CO-INVESTMENT FUND VI (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND VII (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              --------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND VIII (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              ---------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      U.N. CO-INVESTMENT FUND IX (CAYMAN), L.P.

                      By: Fox Paine Capital Co-Investors International
                          GP, Ltd., its General Partner

                          By: /s/ W. Dexter Paine, III
                              ---------------------------
                          Name: W. Dexter Paine, III
                          Title: Director

                      FOX PAINE & COMPANY, LLC

                          By: /s/ W. Dexter Paine, III
                              ---------------------------
                          Name: W. Dexter Paine, III
                          Title: Director